Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Greenbrier Companies, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-52032, 333-127922, 333-172933, 333-157591, 333-157593 and 333-116102) on Form S-8 and registration statements (Nos. 333-136014, 333-165924) on Form S-3 of The Greenbrier Companies, Inc. and subsidiaries (the “Company”) of our reports dated November 1, 2012, with respect to the consolidated balance sheets of the Company as of August 31, 2012 and 2011 and the related consolidated statements of income, equity and comprehensive income, and cash flows for each of the years in the two-year period ended August 31, 2012, and the effectiveness of internal control over financial reporting as of August 31, 2012, which reports appear in the August 31, 2012 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Portland, Oregon

November 1, 2012